MONEY MANAGER AGREEMENT

                                                     Effective Date: May 1, 2007
                                Termination Date: Two years after Effective Date
                                          Fund and Account: ACCESSOR GROWTH FUND

Enhanced Investment Technologies, LLC
2401 PGA Boulevard, Suite 100
Palm Beach Gardens, Florida 33410

         Re:      Accessor Funds, Inc. Money Manager Agreement

Gentlemen:

     Accessor Funds, Inc., a Maryland corporation ("Accessor Funds"), is an open-end management investment company of the series type registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and subject to the rules and regulations promulgated thereunder. Accessor Funds issues shares in separate diversified portfolios, each with a different investment objective and policies.

     Accessor Capital Management LP, a Washington limited partnership (the "Manager") acts as the manager and administrator of Accessor Funds pursuant to the terms of a Management Agreement, and is an "investment adviser," as that term is defined in Section 2(a)(20) of the 1940 Act, to Accessor Funds. The Manager is responsible for the day-to-day management and administration of Accessor Funds and for the coordination of investments of each portfolio's assets; however, specific portfolio purchases and sales for each portfolio's investment portfolio, or a portion thereof, are to be made by the portfolio management organizations recommended and selected by the Manager, subject to the approval of the Board of Directors of Accessor Funds (the "Board").

     1. Appointment as a Money Manager. The Manager and Accessor Funds hereby appoint and employ Enhanced Investment Technologies, LLC, a Delaware limited liability company (the "Money Manager"), as a discretionary money manager to Accessor Funds' Growth Fund, on the terms and conditions set forth herein. The Manager determines from time to time that portion of the assets of the Growth Fund that are to be assigned to the Money Manager (the "Account"). The Account and those assets of the Growth Fund managed by the Manager or another money manager as determined by the Manager are referred to as the "Fund".

     2. Acceptance of Appointment; Standard of Performance. The Money Manager accepts the appointment as a discretionary money manager and agrees to use its best professional judgment to make and implement investment decisions for the Fund with respect to the investments of the Account in accordance with the provisions of this Agreement.

     3. Fund Management Services of the Money Manager. The Money Manager is hereby employed and authorized to select portfolio securities for investment by the Fund, to determine to purchase and sell securities or other permitted investments for the Account, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with Accessor Funds' operational procedures, as may be amended in writing by the parties from time to time. In providing portfolio management services to the Account, the Money Manager shall be subject to such investment restrictions as are set forth in the 1940 Act and rules thereunder, the supervision and control of the Board, such specific instructions as the Board may adopt and communicate to the Money Manager, the investment objectives, policies and restrictions of the Fund furnished pursuant to paragraph 4, and instructions from the Manager. The Money Manager shall maintain on behalf of Accessor Funds all accounts, books, records or other documents that are required to be maintained pursuant to the 1940 Act, and the Investment Advisers Act of 1940, as amended (the "Advisers Act"), or any rule or regulation thereunder and Accessor Funds' policies and procedures (as may be amended in writing from time to time) and shall be responsible for making all filings on Form 13F. For purpose of clarity, the Fund Accounting Agent's records will be considered the official records of the Fund. At Accessor Funds' or the Manager's reasonable request (as communicated by the Board or the officers of such entities), the Money Manager will consult with the Board, the officers of Accessor Funds or the Manager, as the case may be, with respect to any decision made by it with respect to the investments of the Account. The Manger shall facilitate the delivery to Money Manager on a day-to-day basis of all information that the Money Manager reasonably requests regarding the Fund to enable the Money Manager to meet its obligations under this Section of the Agreement.

     4. Investment Objectives, Policies and Restrictions. Accessor Funds shall provide the Money Manager with the Fund prospectus, statement of additional information and policies and procedures of the Fund and any specific investment restrictions applicable thereto as established by Accessor Funds, including those set forth in its registration statement as amended from time to time. Accessor Funds retains the right, on reasonable prior written notice to the Money Manager from Accessor Funds or the Manager, to modify any such objectives, policies or restrictions in any manner at any time. The Money Manager shall have no duty to investigate any instructions received from Accessor Funds, the Manager, or both, and, absent manifest error, such instructions shall be presumed reasonable.

     5. Transaction Procedures. All transactions will be consummated by payment to or delivery by Accessor Funds' custodian (the "Custodian"), or such depositary or agents as may be designated by the Custodian, as custodian for Accessor Funds, of all cash and/or securities due to or from the Account, and the Money Manager shall not have possession or custody thereof or any responsibility or liability with respect thereto. The Money Manager shall advise the Custodian and the Fund Accounting Agent in writing or by electronic transmission or facsimile of all investment orders for the Fund placed by it with broker/dealers at the time and in the manner and as set forth in Accessor Funds' operational procedures, as may be amended in writing from time to time. Accessor Funds shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Money Manager. Accessor Funds shall be responsible for all custodial arrangements and the payment of all custodial charges and fees and, upon the Money Manager giving proper instructions to the Custodian, the Money Manager shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.

     The Money Manager may manage other portfolios and expects that the Fund and other portfolios it manages will, from time to time, purchase or sell the same securities. The Money Manager may, to the extent permitted by applicable law or regulations, aggregate orders for the purchase or sale of securities on behalf of the Fund with orders on behalf of other portfolios the Money Manager manages. Securities purchased or proceeds of securities sold through aggregated orders shall be allocated to the account of each portfolio managed by the Money Manager that bought or sold such securities at the average execution price. If less than the total of the aggregated orders is executed, purchased securities or proceeds shall be allocated pro rata among the participating portfolios in proportion to their planned participation in the aggregated orders, or by other methodology approved by the Manager.

     6. Allocation of Brokerage. The Money Manager shall have authority and discretion to select broker/dealers and to establish brokerage accounts with such brokers to execute portfolio transactions initiated by the Money Manager, and for the selection of the markets on/in which the transaction will be executed.

          A. In doing so, the Money Manager's primary objective shall be to select a broker/dealer that can be expected to obtain best execution for Accessor Funds. However, this responsibility shall not be deemed to obligate the Money Manager to solicit competitive bids for each transaction; and the Money Manager shall have no obligation to seek the lowest available commission cost to Accessor Funds, so long as the Money Manager believes in good faith, based upon its knowledge of the capabilities of the firm selected, that the broker/dealer can be expected to obtain best execution on a particular transaction and that the commission cost is reasonable in relation to the total quality and reliability of the brokerage and research services made available by the broker/dealer to the Money Manager viewed in terms of either that particular transaction or of the Money Manager's overall responsibilities with respect to its clients, including Accessor Funds, as to which the Money Manager exercises investment discretion, notwithstanding that Accessor Funds may not be the direct or exclusive beneficiary of any such services or that another broker/dealer may be willing to charge Accessor Funds a lower commission on the particular transaction.

          B. Accessor Funds agrees that it will provide the Money Manager with a list of broker/dealers which are "affiliated persons" of Accessor Funds and its other money managers and will be solely responsible for keeping the names on the list current. Upon receipt of such list, the Money Manager agrees that it will not execute any portfolio transactions with a broker/dealer on the list that has been identified as an "affiliated person" (as defined in the 1940 Act) of Accessor Funds or of any money manager for Accessor Funds except as permitted by the 1940 Act, and the rules adopted thereunder.

          C. As used in this paragraph 6, "brokerage and research services" shall be those services described in Section 28(e)(3) of the Securities Exchange Act of 1934, as amended.

     7. Transactions with Affiliated Persons of the Funds. The Money Manager is prohibited from consulting with the money manager of another Accessor Fund or the money manager of the portion of the Fund not managed by the Money Manager, if applicable, concerning transactions entered into by the Money Manager (or its affiliates) in accordance with Rule 17a-10, 17e-1, 12d3-1 and 10f-3 of the 1940 Act. Further, for the purposes of Rule 12d3-1 of the 1940 Act, where the Money Manager is one of multiple money managers managing a Fund, the Money Manager's responsibility to providing investment advice is limited to providing investment advice with respect to the Account.

     8. Proxies. Unless the Manager gives written instructions to the contrary, the Money Manager, or a third party designee subject to the oversight of the Money Manager, shall research and vote all proxies received in proper form and in a timely manner with respect to the securities held by the Fund in accordance with the Money Manager's Proxy Policies and Procedures. The Money Manager, or the third party designee, shall use its best good faith judgment to vote such proxies in a manner which best serves the interests of the Fund's shareholders. The Manager shall provide to the Fund, upon request, a copy of its Proxy Policies and Procedures. The Manager shall provide to the Fund within 45 days after the twelve month period ending June 30 of each year in an electronic format, the information required by Item 1 of Form N-PX under the 1940 Act if it casts any votes by proxy on any securities held by the Fund.

     9. Reports to the Money Manager. Accessor Funds and the Manager shall furnish or otherwise make available to the Money Manager such information relating to the business affairs of Accessor Funds, including periodic reports concerning the Fund, as the Money Manager at any time, or from time to time, may reasonably request in order to discharge its obligations hereunder.

     10. Fees for Services. The compensation of the Money Manager for its services under this Agreement shall be calculated and paid by Accessor Funds in accordance with Exhibit A attached hereto and incorporated by this reference herein. The Money Manager acknowledges that any such fee is payable solely out of assets of the Fund Account.

     11. Other Investment Activities of the Money Manager. Accessor Funds acknowledges that the Money Manager, or one or more of its affiliates, may have investment responsibilities or render investment advice to, or perform other investment advisory services for, itself, or other individuals or entities (the "Affiliated Accounts"). Services to be furnished by the Money Manager under this Agreement may be furnished through the medium of any of the Money Manager's partners, officers or employees. Subject to the provisions of paragraph 2 hereof, Accessor Funds agrees that the Money Manager and its affiliates may give advice, exercise investment responsibility and take other action with respect to the Affiliated Accounts which may be the same as or differ from the advice given or the timing or nature of action taken with respect to the Account, provided that the Money Manager acts in good faith, and provided further that it is the Money Manager's policy to allocate, within its reasonable discretion, investment opportunities to the Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Fund and any specific investment restrictions applicable thereto. Accessor Funds acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Account may have an interest from time to time, whether in transactions which may involve the Account or otherwise. The Money Manager shall have no obligation to acquire for the Account a position in any investment which any Affiliated Account may acquire, and the Fund shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Account or otherwise.

     12. Certificate of Authority. Each of Accessor Funds, the Manager and the Money Manager shall furnish to the others from time to time certified copies of the resolutions of its Board of Directors, Board of Trustees, Managing Partner or executive committee, as the case may be, evidencing the authority of its officers and employees who are authorized to act on behalf of it.

     13. Limitation of Liability. The Money Manager shall not be liable for, and shall be indemnified by Accessor Funds for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with (or in the absence of) specific directions or instructions from Accessor Funds or the Manager; provided, however, that such acts or omissions shall not have resulted from the Money Manager's willful misfeasance, bad faith or gross negligence, violation of applicable law, or reckless disregard of its duty or of its obligations hereunder. The rights and obligations that are provided for in this Paragraph 13 shall survive the cancellation, expiration or termination of this Agreement.

     14. Confidentiality. Subject to the right of each money manager and Accessor Funds to comply with applicable law, including any demand or request of any regulatory or taxing authority having jurisdiction over it, the parties hereto shall treat as confidential all information pertaining to the Fund and the actions of each money manager, the Manager and Accessor Funds in respect thereof, other than any such information which is or hereafter becomes ascertainable from public or published information or trade sources. The rights and obligations that are provided for in this Paragraph 14 shall survive the cancellation, expiration or termination of this Agreement.

     Each of Accessor Funds and the Manager acknowledge that, in the course of its relationship with INTECH, each may be exposed to certain confidential and proprietary information belonging to INTECH ("Confidential Information") regarding INTECH's investment-management strategy as identified to each of Accessor Funds and the Manager in writing. As used herein, the term Confidential Information encompasses proprietary technology and techniques including but not limited to trade secrets, algorithms, methodologies, procedures, know-how, improvements, or inventions disclosed or otherwise made available to Accessor Funds and the Manager or any of their affiliates by or on behalf of INTECH, that is marked or otherwise specifically designated as confidential or proprietary. Each of Accessor Funds and the Manager or any of their affiliates agrees not to disclose, or use for the benefit of itself or third parties, or reverse engineer any Confidential Information without the prior written consent of INTECH. The obligations of the preceding sentence shall continue so long as the Confidential Information remains outside of the public domain.

     Each of Accessor Funds and the Manager or any of their affiliates further agrees not to employ deliberately an investment strategy the primary purpose of which is to replicate the methods of this strategy, including, but not limited to, purchasing shares of the same stocks as those in this strategy, in a similar number and in similar weightings as in this strategy.

     15. Use of the Money Manager's Name. Accessor Funds and the Manager agree to furnish the Money Manager at its principal office prior to use thereof copies of all prospectuses, proxy statements, reports to stockholders, sales literature, or other material prepared for distribution to stockholders of Accessor Funds or the public that refer in any way to the Money Manager, and not to use such material if the Money Manager reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, Accessor Funds and the Manager will continue to furnish to the Money Manager copies of any of the above-mentioned materials that refer in any way to the Money Manager, and will not use such material if the Money Manager reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof.

     16. Assignment. No assignment, as that term is defined in Section 2(a)(4) of the 1940 Act, of this Agreement shall be made by the Manager or the Money Manager, and this Agreement shall terminate automatically in the event that it is assigned. The Money Manager shall notify the Manager and Accessor Funds in writing sufficiently in advance of any proposed change of control, as defined in
Section 2(a)(9) of the 1940 Act, to enable the Manager and Accessor Funds to consider whether an assignment, as that term is defined in Section 2(a)(4) of the 1940 Act, will occur, and to take the steps necessary to enter into a new money manager agreement with the Money Manager, if desired.

     17. Representations, Warranties and Agreements of the Investment Company. Accessor Funds represents, warrants and agrees that:

          A. The Money Manager has been duly appointed by the Board to provide investment services to the Account as contemplated hereby. Accessor Funds will deliver certified resolutions of its Board authorizing the appointment of the Money Manager with respect to the Fund, and approving the form of this Agreement.

          B. Accessor Funds will deliver to the Money Manager a true and complete copy of its current prospectuses and Statement of Additional Information as effective from time to time and will deliver all future amendments and supplements, if any, the registration statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the "Registration Statement"), as filed with the Securities and Exchange Commission relating to the Fund and shares of the Fund's beneficial shares, and all amendments thereto, the By-Laws of Accessor Funds in effect on the date of this Agreement and as amended from time to time, such other documents or instruments governing the investments of Fund, and such other information as is necessary for the Money Manager to carry out its obligations under this Agreement.

          C. The organization of Accessor Funds and the conduct of the business of the Fund as contemplated by this Agreement, materially complies, and shall at all times materially comply, with the requirements imposed upon Accessor Funds by applicable law.

     18. Representations, Warranties and Agreements of Manager. Manager represents, warrants and agrees that:

          A. The Manager acts as an "investment adviser," as that term is defined in Section 2(a)(20) of the 1940 Act, pursuant to a Management Agreement with Accessor Funds.

          B. The appointment of the Money Manager by the Manager to provide the investment services as contemplated hereby has been approved by the Board.

          C. The Manager is registered as an "investment adviser" under the Advisers Act.

     19. Representations, Warranties and Agreements of Money Manager. The Money Manager represents, warrants and agrees that:

          A. The Money Manager is registered as an "investment adviser" under the Advisers Act; or it is a "bank" as defined in Section 202(a)(2) of the Advisers Act or an "insurance company" as defined in Section 202(a)(12) of the Advisers Act and is exempt from registration thereunder.

          B. The Money Manager will maintain, keep current and preserve on behalf of Accessor Funds, the records required to be maintained pursuant to
     Section 3 of this Agreement and shall timely furnish to the Manager all information relating to the Money Manager's services under this Agreement needed by the Manager to keep the other books and records of the Fund required by the 1940 Act, and the Advisers Act, or any rule or regulation thereunder and Accessor Funds' policies and procedures (as may be amended in writing from time to time), in the manner required by such rule, regulation, policy or procedure. The Money Manager agrees that such records are the property of Accessor Funds and will be surrendered to Accessor Funds promptly upon request. The Money Manager may retain copies of any records surrendered to the Accessor Funds.

          C. The Money Manager will adopt or has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act, will provide to Accessor Funds a copy of the code of ethics and evidence of its adoption, and will make such reports to Accessor Funds as required by Rule 17j-1 under the 1940 Act. The Money Manager has policies and procedures sufficient to enable the Money Manager to detect and prevent the misuse of material, nonpublic information by the Money Manager or any person associated with the Money Manager, in compliance with the Insider Trading and Securities Fraud Enforcement Act of 1988.

          D. The Money Manager will notify Accessor Funds of any material changes in the membership of its partnership, including but not limited to any changes in the managing partners or in the partners who manage the Fund, or in the case of a corporation in the ownership of more than five percent of its voting securities, within a reasonable time after such change.

          E. The Money Manager understands that it may receive certain non-public information about clients of the Manager and Accessor Funds under Section 248.14 of Regulation S-P and understands and agrees that it will disclose that information only as permitted by Section 248.11 of Regulation S-P.

          F. The Money Manager represents and acknowledges that it is not authorized to render and will not provide legal advice under this Agreement including relating to any securities purchased on behalf of the Fund which may become subject to any legal proceedings including, but not limited to, bankruptcies, class action lawsuits or responding to proof of claim notifications.

          G. The Money Manager represents that it has delivered and the Manager acknowledges receipt, at least 48 hours prior to entering into this Agreement, of a copy of Part II of the Money Manager's Form ADV containing certain information concerning the Money Manager and the nature of its business.

     20. Amendment. This Agreement may be amended at any time, but only by written agreement among the Money Manager, the Manager and the Fund, which amendment must be approved by the Board in the manner required by the 1940 Act.

     21. Effective Date; Term. This Agreement shall become effective for the Fund on the effective date set forth on page 1 of this Agreement, and shall continue in effect until the termination date set forth on page 1 of this Agreement. Thereafter, the Agreement shall continue in effect for successive annual periods only so long as its continuance has been specifically approved at least annually (a) by a vote of a majority of the Board or (b) by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund for which the Money Manager acts as money manager, and in either case by a majority of the directors who are not parties to the Agreement or interested persons of any parties to the Agreement (other than as directors of Accessor Funds) cast in person at a meeting called for purposes of voting on the Agreement.

     22. Termination. This Agreement may be terminated, without the payment of any penalty, by the Board, the Manager, the Money Manager or by the vote of a majority of the outstanding voting securities (as that term is defined in the 1940 Act) of the Fund for which the Money Manager acts as money manager, upon at least 60 days' prior written notice to the other parties hereto. Any such termination shall not affect the status, obligations or liabilities of any party hereto to any of the other parties that accrued prior to such termination.

     23. Applicable Law. To the extent that state law shall not have been preempted by the provisions of any laws of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Washington. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     24. Notices. Any notice, advice, or report to be given pursuant to this Agreement shall be delivered or mailed:

     To the Manager at:                 Accessor Capital Management LP
                                        1420 Fifth Avenue, Suite 3600
                                        Seattle, WA  98101
                                        Attention:  Christine Stansbery

     To Accessor Funds at:              Accessor Funds, Inc.
                                        1420 Fifth Avenue, Suite 3600
                                        Seattle, WA  98101
                                        Attention:  Christine Stansbery

     To the Money Manager at:           Enhanced Investment Technologies, LLC
                                        2401 PGA Boulevard, Suite 100
                                        Palm Beach Gardens, Florida 33410
                                        Attention:  Chief Legal Counsel

     25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.


ACCESSOR FUNDS, INC.                      Accepted and agreed to:
                                          ENHANCED INVESTMENT TECHNOLOGIES, LLC
BY:___________________________            BY:___________________________
       Christine J. Stansbery                Name:
       Secretary                             Title:

DATE:_________________________            DATE:_________________________

ACCESSOR CAPITAL MANAGEMENT LP
By Accessor Capital Corporation, Inc.
Its Managing General Partner

BY:_________________________
       J. Anthony Whatley, III
       President

DATE:______________________

                               Fee Schedule dated
                                   May 1, 2007
                         to the Money Manager Agreement
                                between and among
              Accessor Funds, Inc., Accessor Capital Management LP
                    and Enhanced Investment Technologies, LLC

The management fee with respect to the Growth Fund (the "Fund") is comprised of a monthly base fee (the "Base Fee") payable by the Fund to Enhanced Investment Technologies, LLC (the "Money Manager") at an annual rate of 40 basis points (0.40%) of the Fund's average daily net assets over such month and a performance fee adjustment (the "Performance Fee Adjustment") as discussed below.

A. Calculating the Performance Fee Adjustment.

The Performance Fee Adjustment shall be calculated monthly by:

         (i) Determining the difference in performance (the "Performance Difference") between the Fund and the S&P 500/Citigroup Growth Index (the "Index"), as described in paragraph B;

         (ii) Using the Performance Difference to determine the performance adjustment rate (the "Performance Adjustment Rate"), as illustrated in paragraph C; and

         (iii) Applying the Performance Fee Adjustment Rate to the average daily net assets of the Fund during the Performance Measurement Period (as defined below).

B. Computing the Performance Difference.

The Performance Difference is calculated monthly, and is determined by measuring the percentage difference between the performance of one Advisor Class Share of the Fund and the performance of the Index over the performance measurement period as defined below (the "Performance Measurement Period"). The performance of one Advisor Class Share of the Fund shall be measured by computing the percentage difference, carried to five decimal places, between the net asset value as of the last business day of the period selected for comparison and the net asset value of such share as of the last business day of the prior period, adjusted for dividends or capital gain distributions treated as reinvested immediately. The performance of the Index will be established by measuring the percentage difference, carried to five decimal places, between the beginning and ending values of the Index for the comparison period, with dividends or capital gain distributions on the securities that comprise the Index being treated as reinvested immediately.

C.       Determining the Performance Adjustment Rate

The Performance Adjustment Rate will increase or decrease proportionately with the Performance Difference. To the extent that the Performance Difference falls within a "null zone" that is equal to plus 125 basis points (1.25%) or minus 125 basis points (-1.25%), the Performance Fee Adjustment Rate shall be zero and there shall be no Performance Fee Adjustment. The Performance Fee Adjustment Rate shall not exceed an absolute value of 25 basis points (0.25%) (the "Maximum Performance Fee Adjustment Rate") and the Maximum Performance Fee Adjustment Rate shall be made when the Performance Difference reaches plus or minus 350 basis points (3.50%). Therefore, the minimum possible annual fee payable to the Money Manager will be 15 basis points (0.15%) and the maximum possible annual fee will be 65 basis points (0.65%).

D.       Performance Measurement Periods

For the period from May 1, 2007 through April 30, 2008, the Money Manager will be paid at the Base Rate, without regard to any Performance Adjustment. Thereafter, the Performance Measurement Period shall equal the 12-month period prior to and including the month for which the fee is being calculated. The 12-month comparison period will roll over with each succeeding month, so that it will always equal 12 months, ending with the month for which the performance incentive adjustment is being computed.

E.       Changes to the "Index" or the "Class"

The Directors of the Fund have initially designated the Index and the Advisor Class Shares of the Fund (the "Class") as the Index and Class to be used for purposes of determining the Performance Adjustment. From time to time, to the extent permitted by the Investment Company Act of 1940, as amended (the "1940 Act") and the rules and regulations thereunder, and subject to the agreement of both the Money Manager and Accessor Capital Management LP, the Directors may, by a vote of the Directors voting in person, including a majority of the Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such parties, determine (i) that another securities index is a more appropriate benchmark than the Index for purposes of evaluating the performance of the Fund; and/or (ii) that a different class of shares of the Fund other than the Class is most appropriate for use in calculating the Performance Adjustment. However, the calculation of that portion of the Performance Adjustment attributable to any portion of the Performance Measurement Period prior to the adoption of the Successor Index will still be based upon the Performance Difference. The use of a Successor Class of shares for purposes of calculating the Performance Adjustment shall apply to the entire Performance Measurement Period so long as such Successor Class was outstanding at the beginning of such period. In the event that such Successor Class of shares was not outstanding for all or a portion of the Performance Measurement Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which such Successor Class was outstanding and any prior portion of the Performance Measurement Period shall be calculated using the Class of shares previously designated.